EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK

of One Wall Street, New York, N.Y. 10286

And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business June 30, 2004, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts In Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$2,954,963
Interest-bearing balances	10,036,895
Securities:
Held-to-maturity securities	1,437,899
Available-for-sale securities	20,505,806
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices	5,482,900
Securities purchased under agreements to resell	838,105
Loans and lease financing receivables:
Loans and leases held for sale	48,034
Loans and leases, net of unearned income	38,299,913
LESS: Allowance for loan and lease losses	594,926
Loans and leases, net of unearned income and allowance	37,704,987
Trading Assets	2,986,727
Premises and fixed assets (including capitalized leases)	957,249
Other real estate owned	374
Investments in unconsolidated subsidiaries and associated companies	246,280
Customers’ liability to this bank on acceptances outstanding	251,948
Intangible assets
Goodwill	2,699,812
Other intangible assets	755,311
Other assets	7,629,093

Total assets	$94,536,383

Dollar Amounts In Thousands
LIABILITIES
Deposits:
In domestic offices	$36,481,716
Noninterest-bearing	15,636,690
Interest-bearing	20,845,026
In foreign offices, Edge and Agreement subsidiaries, and IBFs	25,163,274
Noninterest-bearing	413,981
Interest-bearing	24,749,293
Federal funds purchased and securities sold under agreements to repurchase
Federal funds purchased in domestic offices	898,340
Securities sold under agreements to repurchase	721,016
Trading liabilities	2,377,862
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	10,475,320
Not applicable
Bank’s liability on acceptances executed and outstanding	254,569
Subordinated notes and debentures	2,422,807
Other liabilities	7,321,226

Total liabilities	$86,116,130

Minority interest in consolidated subsidiaries	139,967
EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,284
Surplus	2,082,308
Retained earnings	5,118,989
Accumulated other comprehensive income	(56,295)
Other equity capital components	0

Total equity capital	8,280,286

Total liabilities, minority interest, and equity capital	$94,536,383

I, Thomas J. Mastro, Senior Vice President and Comptroller of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Thomas J. Mastro,

Senior Vice President and Comptroller

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Thomas A. Renyi Gerald L. Hassell Alan R. Griffith	Directors